Exhibit 23.1

INDEPENDENT REGISTERED ACCOUNTING FIRM CONSENT

We consent to the use in this Registration Statement on Form S-1 of SimplePons, Inc. of our report dated March 26, 2012, relating to the consolidated balance sheet of SimplePons, Inc. and Subsidiary (the “Company”) as of December 31, 2011 and the related consolidated statement of operations, changes in stockholders’ equity and cash flows for the period from February 7, 2011 (Inception) to December 31, 2011. We also consent to the reference to us under the heading “Experts” in the prospectus which is a part of the Registration Statement.

/s/ WEBB & COMPANY, P.A.

WEBB & COMPANY, P.A.

Boynton Beach, Florida

September 28, 2012